Exhibit 10(h)

FORM OF RELEASE AGREEMENT

As discussed in Item 1. Business – Regulation, the Registrant has entered into Release Agreements with certain of its officers and former officers in connection with the unwinding of certain loan transactions with respect to loans extended by the Registrant in 1999 to such officers to enable them to exercise stock options previously granted by the Registrant, which loans were cancelled in 2001. In accordance with the Instructions to Item 601 of Regulation S-K, the Registrant has omitted filing the Release Agreements between Equus II Incorporated and the following officers and former officers as exhibits to this Form 10-K because they are substantially identical to the Form of Release Agreement, which follows, except for the date of the agreement and the amount paid to the Registrant.

Name of Officer or Former Officer	Amount Paid	Date
Sam P. Douglass	$188,692	November 12, 2004
Nolan Lehmann	294,950	November 12, 2004
Gary L. Forbes	118,568	November 12, 2004
Tracy H. Cohen	27,575	December 16, 2004
Randall B. Hale	*	December 3, 2004
Patrick M. Cahill	23,475	March 24, 2005

*	Mr. Hale returned options to purchase 198,000 shares of the Registrant’s common stock.

FORM OF RELEASE AGREEMENT

This Release Agreement (“Agreement”) is entered into by and between (i)              (“Officer”) and (ii) Equus II Incorporated (“Fund”) on behalf of and for the benefit of the Fund and its affiliates, subsidiaries, entities under common control, predecessors, board of directors, agents, employees, successors, and assigns (each a “Fund Party” and collectively, the “Fund Parties”), as of the date indicated below.

WHEREAS, Officer is an officer of the Fund;

WHEREAS, Officer was a participant in the Fund’s 1997 Stock Incentive Plan (“Plan”);

WHEREAS, Officer executed a Promissory Note and Security Agreement – Pledge dated September 30, 1999, in favor of the Fund (“Note”);

WHEREAS, Officer purchased shares of Fund stock (“Shares”) pursuant to the Plan using the proceeds of the Note;

WHEREAS, the Note was collateralized by those Shares;

WHEREAS, during 2001, the Fund accepted return of certain of those Shares in satisfaction of the Note (“Repayment”) (collectively, the Plan, the Note and the Repayment shall be referred to herein as the “Transactions”); and

WHEREAS, Officer has retained certain of those Shares, as well as proceeds from cash and stock dividends paid on such Shares;

WHEREAS, Officer has agreed to (i) make a cash payment to the Fund in an amount equal to the value of the Shares retained and any proceeds from cash or stock dividends paid on those Shares and (ii) waive the right to indemnification from the Fund to which he is entitled by reason of his status as an officer of the Fund and having met the requisite standards of conduct with respect to his actions, in exchange for the execution and delivery of this Release Agreement on behalf of the Fund in order to settle and resolve any and all potential claims that any Fund Party may have against Officer arising out of the Transactions;

WHEREAS, Officer has tendered such amount to the Fund (the “Tender”) and waived his rights to indemnification (the “Waiver”);

WHEREAS, the Fund Parties have agreed, upon the receipt by the Fund of such amount, to release any and all claims, causes of action and/or disputes which the Fund Parties, or any of them has, had or may have had against Officer arising from or relating to the Transactions, whether or not described specifically herein;

WHEREAS, the Fund Parties have agreed, upon receipt by the Fund of such amount, as specified herein, to refrain from assisting any individual or entity who attempts to bring any claim or cause of action against Officer arising from or related to the Transactions; and

WHEREAS, the Board has authorized the Chairman of the Special Committee of the Fund’s Board of Directors to execute this Agreement on behalf of the Fund Parties in recognition of such Tender and Waiver;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, Officer and the Fund Parties agree as follows:

1. Officer hereby tenders to the Fund the amount of $                    , and waives the right to indemnification for any expenses, including attorneys’ fees, paid or incurred in settlement of the Fund’s claims arising out of the Transactions to which he is entitled by reason of his status as an officer of the Fund and having met the requisite standard of conduct with respect to his actions.

2. In return for the consideration described in paragraph 1 of this Agreement, the Fund, on behalf of all Fund Parties and any successors, assigns, or representatives of any Fund Party, does hereby, release and discharge Officer from any and all claims, debts, and causes of action of any kind or description whatsoever, relating in any way to the Transactions, that any

Fund Party has, had or may have had as of the date of the execution of this Agreement, including without limitation all rights and claims, whether in law or equity, arising from or under: (a) the United States Federal Securities Laws (as defined by Rule 38a-1 under the Investment Company Act of 1940, as amended, or otherwise); (b) the Internal Revenue Code of 1986, as amended; (c) the securities laws of any U.S. state, commonwealth or territory (including the District of Columbia) (i.e., Blue Sky Laws), including specifically, New York’s Martin Act and any similar act or statute under the laws of the States of Texas or Delaware; and (d) any other state or federal statute or common law principle.

3. Officer does not waive the right to any indemnification to which he is entitled with respect to any future action, suit or proceeding, whether civil, criminal, administrative or investigative arising out of the Transactions.

4. The Fund warrants and represents that, to its knowledge, no individual, entity, governmental agency or office has asserted or indicated an intention to assert any claim or institute any investigation based on or arising out of the Transactions, any action taken or any omission by Officer with respect thereto.

5. Except as required by law, the Fund Parties shall refrain from assisting in any manner (both directly and indirectly) any individual or entity, including without limitation, any stockholder of the Fund, who attempts to assert any claim against Officer which is similar to, or based upon the same general facts as, the potential claims discussed herein and the Fund Parties agree that this Agreement is, will constitute and may be pleaded as, a bar to any claim, cause of action or proceeding brought by any such individual or entity.

6. Officer and the Fund Parties shall not disclose the terms of or the basis for this Agreement to any other entity or person, with the exception of Officer’s spouse and accountant for the purpose of preparing tax returns or pursuant to valid legal process or: (a) to the extent that such disclosure is requested by a regulatory entity, including but not limited to, in connection with any governmental request or investigation or judicial or administrative action; (b) in conjunction with obtaining legal representation; or (c) as may be required by law, rule or regulation, including, but not limited to, pursuant to any disclosure or filing requirements established by the U.S. Securities and Exchange Commission. To the extent that such public disclosure is determined to be made on Form 8-K or otherwise, Officer will be given an opportunity to review and comment on such disclosure before it is released.

7. No provision of or act required by this Agreement shall be construed as an admission of any obligation, liability, or wrongdoing on the part of Officer.

8. Except to the extent necessary to enforce this Agreement or only to the extent legally required by a regulatory entity in connection with any government investigation or judicial action, neither this Agreement nor any part of this Agreement is to be used or admitted into evidence in any judicial, administrative, or other proceeding now pending or subsequently instituted against any party to this Agreement.

9. Officer and the Fund Parties shall do everything within their power to effectuate the spirit and intent of this Agreement and shall cooperate in carrying out the terms of this

Agreement. If a party breaches any provision of this Agreement, legal proceedings may be instituted against that party for breach of contract. The party who prevails in any such action shall be entitled to recover the reasonable attorneys’ fees and litigation expenses incurred in that litigation.

10. In the event that a provision contained herein shall for any reason be held or deemed to be invalid by a court of law, such provision shall be severable and this Agreement shall remain in force.

11. This Agreement may be executed in counterparts with the same force and effect as if a single original document had been executed by the parties.

12. The Fund Parties have advised Officer to confer with his attorney and Officer has done so or has had an adequate opportunity to do so before executing this Agreement.

13. The only consideration that Officer shall receive for the execution of this Agreement shall be the release described in Section 2 of this Agreement. No other promise, inducement, threat, agreement, or understanding of any kind or description whatsoever has been made with or to Officer by any person or entity to cause Officer to execute this Agreement. Officer and the Fund Parties fully understand the meaning, intent, and final and binding effect of this Agreement.

14. This Agreement constitutes the entire agreement between Officer and the Fund Parties regarding the subject matter of this Agreement and, except as otherwise expressly provided in this Agreement, supersedes and cancels all previous negotiations, agreements, commitments, and writings regarding that subject.

15. This Agreement binds and inures to the benefit of Officer and the Fund Parties and their respective successors, assigns, affiliates, heirs, legatees, executors, administrators, and representatives.

16. This Agreement shall be interpreted and enforced in accordance with the law of the State of Delaware, without regard to any conflict of laws rules.

17. OFFICER AND THE FUND HAVE FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT AFTER HAVING A REASONABLE TIME TO REVIEW THE TERMS OF THIS AGREEMENT AND HAVING AN OPPORTUNITY TO DISCUSS THE TERMS OF THIS AGREEMENT WITH WHOMEVER THEY WISHED, INCLUDING LEGAL COUNSEL OF THEIR OWN CHOICE.

IN WITNESS HEREOF, the parties have duly executed this Agreement.

Named Officer

[Date]

Equus II Incorporated

By:
Name and title: Robert Knauss,
Chairman of the Special Committee

[Date]